DD:	+1 284 852 1899	Exhibit 5.1
E:	Jose.santos@forbeshare.com
Our Ref:	4569.014
Your Ref:	Reference

Portage Biotech Inc.
Clarence Thomas Building,
Road Town, Tortola,
British Virgin Islands

24 June 2021

Dear Sirs

Portage Biotech Inc. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have acted as special British Virgin Islands counsel to the Company in connection with the Company's public offering of an aggregate of 1,150,000 ordinary shares of no par value each (the "Shares").  The Shares have been registered pursuant to a Registration Statement on Form F-3, File No. 333-253468, (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 as amended (the "Act") on 24 February 2021 (and declared effective on 8 March 2021) and a related base prospectus dated 8 March 2021 and a preliminary prospectus supplement dated 23 June 2021 (the "Preliminary Prospectus Supplement") and a final prospectus supplement to be filed on 24 June 2021 (the "Final Prospectus Supplement").

The Shares are to be issued pursuant to an underwriting agreement dated 23 June 2021 with Cantor Fitzgerald & Co as representative of the underwriters (the "Underwriting Agreement").

1. Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1 The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 23 June 2021 including:

(a) the Company's Certificate of Incorporation; and

(b) the Company's amended and restated Memorandum and Articles of Association.

1.2 A Registered Agent's Certificate dated 23 June 2021 issued by FH Corporate Services Ltd, the Company's registered agent (the "Registered Agent's Certificate").

1.3 The records of proceedings on file with and available for inspection on 23 June 2021 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.4 The written resolutions of the directors of the Company passed on 28 May 2021 and the minutes of the Pricing Committee of the Board of Directors held on 23 June 2021 (together the "Resolutions").

1.5 A certificate from a Director of the Company dated 24 June 2021 (the "Director's Certificate").

1.6 The Preliminary Prospectus Supplement dated 23 June 2021.

1.7 A final draft of the Underwriting Agreement.

2 Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent's Certificate and the Director's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1 Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2 All signatures, initials and seals are genuine.

2.3 The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4 That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5 The Resolutions remain in full force and effect and have not been revoked.

2.6 That the Company's issuance of any Ordinary Shares (including any Sales Agreement Shares) is in compliance with its Memorandum and Articles of Association.

2.7 That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).

2.8 There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York.

3 Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1 The Company is a company limited by shares and registered under the BVI Business Companies Act, 2004 (as amended) (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2 The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3 Each of the Shares to be offered and sold by the Company as contemplated by the Underwriting Agreement, will, when:

(a) specifically authorised for issuance by the board of directors of the Company;

(b) issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Underwriting Agreement; and

(c) duly registered in the Company's register of members (shareholders),

be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1 To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3 We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4 This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5 Consents

In connection with the above opinion, we hereby consent:

5.1 To the use of our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption "Legal Matters"; and

5.2 To the filing of this opinion as an exhibit to the Company's current report on Form 6-K, filed on 24 June 2021.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare